                               EXHIBIT 99.(C)(1)
                               TO SCHEDULE 14D-1

                            STOCK PURCHASE AGREEMENT


       This Agreement entered into this 3rd day of November 1995 between Ameribank Corporation ("Ameribank") of Shawnee, Oklahoma, and J. MICHAEL ADCOCK, D. WESLEY SCHUBERT and GEORGE N. COOK, JR. ("Purchasers"), all of Shawnee, Oklahoma.

       WHEREAS, Ameribank owns or through acquisition will own certain Common Stock and 9% Cumulative Non-Voting Preferred Stock ("Preferred Stock") of United Oklahoma Bankshares, Inc. (the "Company"); and

       WHEREAS, Ameribank desires to sell to each individual Purchaser sixteen and one-third percent (16 1/3%) of the shares of Common Stock and Preferred Stock of the Company acquired by Ameribank; and

       WHEREAS, this Agreement sets forth the understandings and agreements pursuant to which Purchasers will acquire from Ameribank such shares of Common Stock and Preferred Stock of the Company.

       NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration recited herein, Ameribank and Purchasers agree as follows:

       1. Sale of Stock. Ameribank hereby sells to each Purchaser sixteen and one-third percent (16 1/3%) of all the shares of Company's outstanding Common Stock and Preferred Stock which are now owned or hereafter acquired by Ameribank at the Purchase Price (defined herein). The Purchasers agree individually and not jointly and severally to acquire such shares and pay to Ameribank the Purchase Price.

       2. Definitions. As used in this Agreement, the following terms are defined to be:

       2.1. Purchase Price. The Purchase Price for the shares described above shall be the price that Ameribank has paid or will pay to acquire the shares from certain selling shareholders pursuant to Stock Purchase Agreements dated January 18, 1995, and as a result of acquisition of shares made pursuant to private purchases and tender offers for such Common Stock and Preferred Stock, plus Interest from the date of Ameribank's acquisition of such shares to the closing of the purchase contemplated herein.

       2.2. Interest. The term "Interest" shall mean the base rate of interest posted by The Chase Manhattan Bank, N.A. as its base rate or general reference rate and as announced publicly from time to time.

       3. Payment of Purchase Price. After the conditions in Section 5 below are satisfied, the Purchasers shall pay in cash the Purchase Price to Ameribank.

       4. Delivery of Shares. On the basis of the terms, representations and agreements and subject to the conditions hereinafter set forth, Ameribank agrees to convey, transfer and deliver the Common Stock and Preferred Stock. The Certificates for the shares of stock to be conveyed, transferred and delivered to Purchasers shall be physically present at the closing, duly endorsed in blank and in a form reasonably acceptable to Purchasers. The Certificates shall be free and clear of any liens, mortgages, security interests, encumbrances or charges of any kind.

       5. Conditions. This sale is not effective, and title to the stock shall not pass from Ameribank to Purchasers, until (i) formal approval for such transfer has been obtained from the Federal Reserve Board, and any other regulatory authority; (ii) the parties have entered into an acceptable Shareholder's Buy-Sell Agreement restricting the future transfer of shares in substantially the form as set forth in Exhibit "A" hereto; and (iii) the parties have entered into a Voting Trust Agreement in substantially the form set forth in Exhibit "B" hereto.

       6. Termination. This Agreement shall terminate if any of the regulatory authorities or any other regulatory agency disapproves any of the applications required to be filed by the Purchasers with such agency.

       7. Closing. The Closing shall take place at the offices of J. Michael Adcock, 128 N. Broadway, Shawnee, Oklahoma, or at such other place as is mutually agreeable to Purchasers and Ameribank. The Closing shall occur, unless this Agreement is terminated as provided for herein, within fifteen (15) days of all requisite approvals from regulatory authorities including, to the extent necessary, the Office of the Comptroller of the Currency and/or the Board of Governors of the Federal Reserve System and the Oklahoma State Banking Department are received.

       8. Prior Agreements. Ameribank shall to the extent possible assign any warranties of title accompanying the shares acquired by Ameribank from third parties.

       9. Regulatory Filings. The parties agree that they will file only one statement as a group containing the information required by Schedule 13D promulgated pursuant to the provisions of





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
Regulation 13D of the Securities Exchange Act of 1934. The parties agree to cooperate with each other to furnish all required information in order to timely file such Schedule 13D.

       10. Notice. Any notice required hereunder shall be given in writing by registered mail and shall be deemed to have been given on the date such notice is posted, with postage prepaid, addressed to the last address of the addressee.


       11. Binding on Assigns. This Agreement shall be binding upon the parties hereto, their heirs, personal representatives, executors, administrators, successors and assigns.

       12. Governing Law. This Agreement shall be governed by the laws of the State of Oklahoma.

       IN WITNESS WHEREOF, we have set our hands this 3rd day of November 1995.


AMERIBANK CORPORATION                   PURCHASERS



By:/s/ Don Bodard                       /s/ J. Michael Adcock
   -------------------------            -------------------------
   Its President                        J. Michael Adcock
       ---------



                                        /s/ D.Wesley Schubert
                                        -------------------------
                                        D. Wesley Schubert



                                        /s/ George N. Cook, Jr.
                                        -------------------------
                                        George N. Cook, Jr.

                                  EXHIBIT "A"
                          TO STOCK PURCHASE AGREEMENT

                             SHAREHOLDERS AGREEMENT

       This Agreement is made as of the ___ day of __________ 1995, among J. Michael Adcock, D. Wesley Schubert and George N. Cook, Jr. ("Shareholders other than Ameribank") and Ameribank Corporation ("Ameribank") (the "Shareholders", collectively), and United Oklahoma Bankshares, Inc. (the "Corporation"), an Oklahoma corporation. In consideration of the promises contained herein and the benefits to be derived from the mutual observance of the provisions of this Agreement, the parties agree as follows:

       1. Corporation Stock. Shareholders own the following number of shares of the common stock, and the 9% Cumulative Non-voting Preferred Stock, of Corporation (the "Corporation Stock"):

                                     NUMBER OF SHARES           NUMBER OF SHARES
           SHAREHOLDERS                  OF COMMON                OF PREFERRED
 J. Michael Adcock                       ________                   _________
 D. Wesley Schubert                      ________                   _________
 George N. Cook, Jr.                     ________                   _________

       Ameribank has contemporaneously with the execution hereof sold and delivered to Shareholders other than Ameribank the Common Stock listed above. The Shareholders and the Corporation believe it to be in their mutual interest that Shareholders other than Ameribank be restricted in their right to dispose of their Corporation Stock and that certain other rights and obligations of the parties hereto be agreed upon as specified herein.

       2. Restrictions Upon Disposition. Shareholders shall not be permitted to dispose of any shares of Corporation Stock without the prior written consent of the other Shareholders, except as provided in Section 3. The term "dispose" includes, without limitation, the acts of selling, assigning, transferring, pledging, encumbering, giving and any other form of conveying, whether voluntary or by operation of law.

       3.     Restrictions Upon Sale.

       3.1 Offer to Ameribank. During the continuance in force of this Agreement, Shareholders other than Ameribank shall not be permitted to sell any shares of Corporation Stock unless the number of shares of Corporation Stock owned by such Shareholder proposed to be sold shall have first been offered in writing by such Shareholder for sale to Ameribank at the price and upon the terms as provided in paragraphs 5 and 6 hereof. Ameribank shall have





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
thirty (30) days from the date of the delivery of such written offer in which to accept such offer by delivering its written acceptance to the Shareholders other than Ameribank.

       3.2 Offer to Corporation. If the offer provided in Section 3.1 has not been accepted upon the expiration of such thirty-day period (or if Ameribank has sooner waived in writing the right to accept such offer), then such shares of Corporation Stock shall be offered in writing by Shareholders other than Ameribank for sale to Corporation who shall have the right to purchase the shares of Corporation Stock offered for sale at the price and upon the terms as provided in paragraphs 5 and 6 hereof by accepting such offer in writing within thirty (30) days from the date of the delivery of such written offer. Shareholders other than Ameribank shall not be obligated to sell any shares of Corporation Stock to the Corporation unless all shares of Corporation Stock offered for sale by Shareholders other than Ameribank are purchased by the Corporation.

       3.3    Right to Sell Stock. If the offers provided in Sections 3.1 and
3.2 have not been accepted upon the expiration of the option periods (or if the Corporation and Ameribank have sooner waived in writing their right to accept such offers or if all the shares of Corporation Stock offered for sale by Shareholders other than Ameribank are not purchased by Ameribank), Shareholders other than Ameribank shall have the right for a period of sixty (60) days to sell that number of shares of Corporation Stock which had been offered to the Corporation and to Ameribank in Sections 3.1 and 3.2, to a third party specified in a written offer at a price not less than and upon terms not more favorable than offered to the Corporation and to Ameribank. Any shares of Corporation Stock not sold within such sixty-day period after there shall have been compliance with this Section 3 shall again become subject to the restrictions of this Agreement.

       4.     Death of a Shareholders other than Ameribank.

       4.1 Option to Ameribank. Upon the death of a Shareholder other than Ameribank, Ameribank shall have the option to purchase all shares of Corporation Stock owned by such Shareholder at the purchase price and upon the terms specified in Section 5 and 6 by giving written notice to the legal representative (or heirs-at-law) of such Shareholder within thirty (30) days after the appointment of such legal representative (or upon his heirs-at-law within ninety (90) days after the death of such Shareholder if a legal representative has not been appointed within such ninety (90) day period).

       4.2 Option to Corporation. If Ameribank does not exercise its option pursuant to Section 4.1 upon the death of a Shareholder other than Ameribank, then the Corporation shall have an option to purchase all the shares of Corporation Stock owned by such Shareholder at the purchase price and upon the terms specified in Sections 5 and 6 by giving written notice to the legal representative (or heirs-at-law) of such Shareholder within sixty (60) days after the appointment of a legal representative (or upon his heirs-at-law within one hundred twenty (120) days after the death of such Shareholder if a legal representative has not been appointed within such one hundred twenty (120) day period). The legal representative (or the heirs-at-law) of such Shareholders shall not be obligated to sell any shares of Corporation Stock to the Corporation unless all shares of Corporation Stock owned by such Shareholders are purchased by the Corporation. The purchase price and the manner of payment shall be as specified in Sections 5 and 6.

       4.3 Option of Legal Representative. If neither Ameribank nor the Corporation exercise their options pursuant to Sections 4.1 and 4.2 upon the death of such Shareholder other than Ameribank, the legal representative of such Shareholder shall have the option to require the Corporation to purchase all shares of Corporation Stock owned by such Shareholder at the purchase price and upon the terms specified in Section 5 and 6 by giving written notice to an officer of the Corporation within thirty (30) days after the date on which the time expired for exercise by the Corporation of its option to purchase all shares of Corporation Stock.

       4.4 Time of Closing. The consummation of the purchase shall be as soon as practicable after appropriate probate administration procedures have been completed.

       5. Purchase Price. The purchase price for the Corporation Stock of a Shareholder other than Ameribank (pursuant to Sections 3 and 4) shall be equal to:

       The Fair Market Value of the Corporation Stock as of the end of the last day of the month immediately preceding the date of death of a Shareholder other than Ameribank or the date of the offer of a Shareholder other than Ameribank. The term Fair Market Value means the value of the Corporation Stock as agreed upon between the Shareholders or Ameribank and the legal representative of Shareholders. If the Shareholders are unable to agree upon the value, an independent appraiser shall be appointed by one of the Shareholders to appraise the underlying assets of the Corporation. If the Shareholders agree, such appraisal reflects the fair value of the Corporate Stock such amount will be deemed the Fair Market Value. If the non-appointing Shareholder disagrees with such appraisal, he will appoint an appraiser to appraise the underlying assets of the Corporation. If the Shareholders agree such appraisal reflects the fair value of the Corporate Stock, such amount will be deemed the Fair Market Value. If the Shareholders still cannot agree, the previously appointed appraisers will mutually appoint a third appraiser to appraise the underlying assets of the Corporation, whose appraisal shall be final and binding as to the Fair Market Value of the Corporation's stock. The parties agree that any determination of Fair Market Value shall be made based on the valuation of the Corporation divided by the prorata ownership of such Shareholders' Corporation Stock and shall not be reduced to take into account a minority discount.

       6. Manner of Payment. Payment of the purchase price shall be made in cash within six (6) months after the date on which Fair Market Value was determined, with interest at the Prime Rate from the date on which or Fair Market Value was determined to the date of payment. The term "Prime Rate" means the prime interest rate charged on 90-day loans to responsible and substantial customers of Bank of Oklahoma, N.A.

       7. Closing Procedures. The closing of any purchase of Corporation Stock pursuant to this Agreement shall be held at the principal place of business of the Corporation or at such other place as the parties to such Closing may agree upon. The certificates representing the Corporation Stock, duly endorsed, free and clear of all liens and encumbrances, and ready for transfer, shall be delivered to the purchasing party at the time the purchase price is paid by delivery of the payment therefor as provided in this Agreement. If the Corporation is indebted to a Shareholder, then such indebtedness must be repaid or personally guaranteed by Ameribank as a condition precedent to Shareholder's obligation to sell his Corporation Stock.

       8. Sale of All Corporation Stock. Notwithstanding any other provision contained herein, if Shareholders holding shares of a class of Common Stock representing more than 50% of the class (Selling Shareholders) desire to sell to a third party or if Ameribank desires to sell shares of a class of its Corporation Stock to a third party and neither the Corporation nor the remaining shareholders desire to acquire such Corporation Stock under the terms hereof, then such sale cannot be consummated unless all Shareholders are provided the opportunity to sell their Shares of Corporation Stock to such third party on the same basis as the Selling Shareholders or Ameribank.

       9. Endorsement of Stock Certificates. Immediately after execution of this Agreement, Shareholders shall deliver to the Corporation the certificates representing all of the shares of the Corporation Stock owned by such Shareholder, and the Corporation shall endorse on each such certificate a legend reading substantially as follows:

                                     NOTICE

              Any sale, assignment, transfer, pledge or other disposition of the shares of stock represented by this Certificate is restricted by, and subject to, the terms and provisions of a Shareholders Agreement, dated _____________, a copy of which is on file with the Secretary of United Oklahoma Bankshares, Inc. By acceptance of this certificate, the holder hereof agrees to be bound by the terms of such Agreement.


A copy of this Agreement shall be filed with the Secretary of the Corporation. During the term of this Agreement, the foregoing legend shall be endorsed on each certificate representing shares of Corporation Stock hereafter issued by the Corporation to any transferee of a Shareholder whose shares of stock are subject to the terms of this Agreement. No Shareholder shall cause or permit the removal of the legend from the certificates representing the shares owned by such Shareholder.

       10.    Termination. This Agreement shall terminate:

       10.1 Sale. Upon the sale of Corporation Stock pursuant to Section 3.3, only with respect to that particular Corporation Stock.

       10.2   Voluntary. Upon the agreement of the Shareholders.

       10.3 Involuntary. Upon the bankruptcy, receivership or dissolution of the Corporation, with respect to all Corporation Stock.

       Upon termination of this Agreement with respect to all or a part of the Corporation Stock, the Secretary of the Corporation shall, upon tender of the Certificates representing the Corporation Stock affected, issue new certificates without the legend provided in Section 8. Corporation Stock acquired from a deceased Shareholder through inheritance shall remain subject to this Agreement and such Shareholder shall be bound by and inure to the benefits of the terms and conditions of this Agreement.

       11.    General.

       11.1 Notices. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be sufficient if delivered personally or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the Corporation or to the Shareholders at the addresses on the signature page hereof, or at such other addresses as the parties hereto may designate to the others in writing. All notices shall be deemed received when delivered personally or, if mailed, within three (3) days (excluding Sundays and holidays) after being mailed.





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
       11.2 Integrated Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. All exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by all parties.

       11.3 Invalidity. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

       11.4 Authorization. The execution of this Agreement by the Shareholders of the Corporation shall also constitute their ratification, consent, and approval to the execution of this Agreement on behalf of the Corporation in their capacities as directors and officers.

       11.5 Binding Effect. This Agreement shall be binding upon the Corporation, the Shareholders, their respective legal representatives and successors and shall also be binding upon any person to whom any Corporation Stock is transferred in violation of this Agreement.

       11.6 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

       11.7 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, without reference to its conflict of laws principles.

       11.8 Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       11.9 Attorney's Fees. In any action brought by any party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect such party's reasonable attorney's fees, court costs and expenses in such action.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SHAREHOLDERS

AMERIBANK CORPORATION                   UNITED OKLAHOMA BANKSHARES, INC.

By:                                     By:
   ---------------------------             ---------------------------
   Its                                     Its
      ------------------------                ------------------------


------------------------------
D. Wesley Schubert


------------------------------
George N. Cook, Jr.


------------------------------
J. Michael Adcock

                                  EXHIBIT "B"
                          TO STOCK PURCHASE AGREEMENT

                             VOTING TRUST AGREEMENT

       This Agreement, made as of this ____ day of ____________, 1995, between holders of certain shares of the Common Stock, and any other type of voting stock that may be issued by United Oklahoma Bankshares, Inc., a corporation organized under the laws of Oklahoma (hereinafter called the "Company"), having its principal office in Del City, Oklahoma, who shall become parties to this Agreement by signing it (called the "Shareholders") and Ameribank Corporation, an Oklahoma corporation (called the "Trustee").

       The Shareholders believe it to be for the best interests of all the holders of Common Stock and other voting stock of the Company that the Company shall be managed by the Trustee for a period of ten (10) years from this date.

       They believe that their object can best be accomplished by giving to the Trustee as their agent and attorney-in-fact irrevocable powers as are set forth under the terms and conditions of this Voting Trust Agreement.

       Now, this Agreement provides that:

       The Shareholders, in consideration of their mutual promises, agree to and with each other and with the Trustee, and the Trustee agrees with the Shareholders as follows:

       1. By signing this Agreement, or a counterpart, each of the Shareholders holding shares of the Common Stock and/or other voting stock of the Company, to the number set opposite his, her or its name, as subscribed, and the additional voting shares now owned or subsequently acquired by the Shareholders during the term of this Agreement, respectively, assigns the same to the Trustee and severally agrees to deposit the stock certificates, with proper transfers in favor of the Trustee, with the Trustee, and to receive in exchange voting trust certificates as provided, and the shares represented by the stock certificates deposited shall be transferred upon the books of the Company to the name of the Trustee, who is fully authorized and empowered to cause the transfers to be made, and also to cause any further transfers of the shares to be made which may become necessary through any change of the persons holding the office of the Trustee, as provided. During the period when this Agreement shall be in force, the Trustee shall possess the legal title to the shares deposited and be entitled to exercise all rights of every kind and nature, including the right to vote in person or by proxy, in any respect to any or all shares. It is understood, however, that the holders of voting trust certificates to be issued by the Trustee shall be entitled to receive payments of all dividends other than pro-rata distributions of additional voting shares of the Company by way of stock dividends or partial liquidations, if any, declared by the

Company with respect to the shares of the Common Stock deposited with the Trustee. It is further understood that stock distributions shall be issued in the name of the Trustee as additional deposits and that the Trustee shall issue additional voting trust certificates.

       2. The Trustee does hereby agree with the Shareholders that from time to time, upon request, the Trustee will cause to be issued to the Shareholders, in respect to all stock deposited by them, voting trust certificates to an aggregate amount equal to the amount of all shares of the Common Stock so deposited, which voting trust certificates shall be in substantially the following form:

                        UNITED OKLAHOMA BANKSHARES, INC.

Certificate

No. ______ Voting Trust Certificate ______ shares

       This certifies that ______ has deposited ______ shares of the Common Stock of the above-named corporation with the Trustee named, under a Voting Trust Agreement, dated ____________ 1995, between Ameribank Corporation, Trustee, and certain Shareholders of United Oklahoma Bankshares, Inc. This certificate and the interest represented is transferable only on the books of the Trustee upon its presentation and surrender. The holder of this certificate takes it subject to all the terms and conditions of the above Voting Trust Agreement between the Trustee and the Shareholders of the above-named corporation, and becomes a party to the Agreement and is entitled to its benefits.

       IN WITNESS, the Trustee has caused this certificate to be signed this ____ day of ____________ 1995.



                                                  ______________________________


       3. Except as otherwise provided, upon the declaration of any dividends by the Company with respect to the shares of any of the classes of stock deposited with the Trustee, the Trustee shall cause all dividends to be distributed by the Company pro rata among the Shareholders in proportion to the number of shares of that class of stock upon which the particular dividend is paid, represented by the voting trust certificates issued to and held by each of them.

       4. This Voting Trust Agreement shall be effective and remain in force between the parties from its date to and including the ____ day of ____________ 2005, at 12:00 noon, EST, and for and during the period the Shareholders agree with each other and with the Trustee, and the Trustee accepts this trust upon the condition of this Agreement, that the Shareholders will not sell, transfer or otherwise dispose of their respective shares of stock deposited; but the Shareholders shall be at liberty to deal with their voting trust certificates by way of sale, transfer or other disposition, as they choose subject to any Shareholder's Buy-Sell Agreement applicable to such shares. Upon presentation and surrender to the Trustee of any voting trust certificate sold or transferred, by the purchaser or transferee, the Trustee shall, in exchange for the voting trust certificate surrendered, issue and deliver to the purchaser or transferee a new voting trust certificate in the form set forth above.

       5. In the event of dissolution or liquidation of the Company during the period of this Voting Trust Agreement, in such a manner as to entitle the holders of shares of any class of its stock to liquidating dividends, the Trustee shall cause all liquidating dividends to be distributed by the Company pro rata among the Shareholders in proportion to the number of shares of those respective classes of stock upon which liquidating dividends are paid, represented by the voting trust certificates issued to and held by each of them.

       6. In the event of a merger or consolidation involving the Company, the termination date shall be accelerated to the effective date of the consolidation or merger unless the Trustee, gives notice not later than thirty days after the merger or consolidation, to the holders of the voting trust certificates of an election to continue this Agreement for its full term, substituting where appropriate the voting shares issued out of the consolidation or merger for the shares initially deposited with the Trustee.

       7. Upon the termination of this Voting Trust Agreement certificates for the shares of the various classes of stock deposited with the Trustee shall be delivered by the Trustee to the holders of voting trust certificates, in the proportion of their respective holdings, upon presentation and surrender to the Trustee of the voting trust certificates.

       8. Nothing contained here shall deprive the Trustee of the privilege enjoyed by all the Shareholders of selling or otherwise disposing of, at its pleasure, any voting trust certificate issued to it, with respect to shares of stock deposited by it, if any, or of purchasing additional voting trust certificates, or of purchasing additional shares of stock of the Company.

       9. The Trustee shall not be entitled to any compensation for its services as trustee, but the Shareholders shall reimburse it and hold it harmless for any expenses and disbursements reasonably incurred by the Trustee in connection with any litigation which may arise in respect to this Voting Trust Agreement or in respect to the Company, to which the Trustee is a necessary party.


       10. Upon the dissolution or resignation of the Trustee, a Successor Trustee shall be appointed by the majority vote of the Shareholders. The term "trustee" or "trustee" as used in this Agreement shall apply to the Trustee and its successor, and all the provisions of this Agreement shall apply equally to the Trustee and to its successors.

       11. In voting on all matters which may come before any meeting of Shareholders of the Company, the Trustee and Successor Trustee shall exercise their best judgment, but it is understood that the Trustee incurs no responsibility by reason of any error of law or by any matter or thing done or omitted under this Agreement, except for their own individual malfeasance.

       12. From time to time after this Agreement has taken effect the Trustee, or its successor, may receive deposits of any additional stock certificates representing full-paid shares of the Common Stock or other voting stock of the Company, upon the terms and under the conditions of this Voting Trust Agreement, and in respect of all deposits received the Trustee shall issue and deliver voting trust certificates similar to those mentioned above entitling the holders to all the rights specified above.

       13. The Trustee by signing this Agreement, or a counterpart, accepts the trust created.

       IN WITNESS WHEREOF, the several parties have set their hands and seals as of the date first written above.

                                                                         NO. AND CLASS
                                                                           OF SHARES
         SHAREHOLDER                      ADDRESS                          DEPOSITED
_________________________              P. O. Box 1089             _________________________
D. Wesley Schubert                   Shawnee, OK 74801            _________________________


_________________________              P. O. Box 3515             _________________________
J. Michael Adcock                    Shawnee, OK 74801            _________________________


_________________________              P. O. Box 1089             _________________________
George N. Cook, Jr.                  Shawnee, OK 74801            _________________________


      TRUSTEE                             ADDRESS

                                                                         NO. AND CLASS
                                                                           OF SHARES
         SHAREHOLDER                      ADDRESS                          DEPOSITED
AMERIBANK CORPORATION



By:____________________
   Its_________________